Filed Pursuant to Rule 424(b)(1)
Registration No. 333-172266

CALCULATION OF REGISTRATION FEE CHART

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to	offering price	aggregate offering	Amount of
to be registered	be registered	per share	price	registration fee(1)
Common Stock, par value $0.0005 per value	9,200,000 Shares	$35.50	$326,600,000	$37,918.26

(1)	This filing fee of $37,918.26 is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933 and relates to the registration statement on Form S-3 (File No. 333-172266) filed by Gartner, Inc. on February 15, 2011.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 15, 2011)

8,000,000 Shares

Common Stock

The shares of common stock are being sold by the selling stockholder identified in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “IT.” The last reported sale price of our common stock on February 17, 2011 was $36.00 per share.

The underwriters may purchase up to an additional 1,200,000 shares of our common stock within 30 days after the date of this prospectus supplement to cover over-allotments, if any.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 to read about factors you should consider before buying our common stock.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Selling Stockholder

Per Share	$35.50	$1.0650	$34.435
Total	$284,000,000	$8,520,000	$275,480,000

Delivery of the shares of common stock will be made on or about February 24, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Goldman, Sachs & Co.

The date of this prospectus supplement is February 17, 2011

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may provide to you. We have not authorized anyone to provide you with information that is different. The selling stockholder is offering to sell these securities and seeking offers to buy these securities only in jurisdictions where the offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates.

The terms “Gartner”, the “Company”, “we” and “us” in this prospectus supplement refer to Gartner, Inc. and its subsidiaries, unless the context otherwise requires.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-888-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to the public from our website at www.gartner.com. However, the information on our website does not constitute a part of this prospectus supplement, nor is it incorporated by reference herein.

In this document, we “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus supplement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2010;

•	our Current Reports on Form 8-K filed on February 16, 2011 and February 17, 2011; and

•	the descriptions of our common stock contained in our Registration Statement on Form 8-A dated July 6, 2005 and Form 8-A/A dated November 30, 2006.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or other exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K unless we otherwise state therein) after the date of this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

Gartner hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement, including any exhibits that are specifically incorporated by reference in such documents. Requests for such copies should be directed as follows:

Gartner, Inc.
56 Top Gallant Road
Stamford, CT 06902
Attention: Investor Relations
(203) 316-1111

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will” and similar terms and phrases, including references to assumptions. Such statements are based on current expectations, are inherently uncertain and are subject to changing assumptions.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate acquisitions in the future; our ability to pay our debt obligations; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and the other factors described under “Risk Factors”. Additional information regarding these factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. In addition to other factors that affect our operating results and financial position, neither past financial performance nor our expectations should be considered reliable indicators of future performance. Investors should not use historical trends to anticipate results or trends in future periods. Further, our stock price is subject to volatility. Any of the factors discussed above could have an adverse impact on our stock price. In addition, failure of sales or income in any quarter to meet the investment community’s expectations, as well as broader market trends, could have an adverse impact on our stock price. We do not undertake an obligation to update such forward-looking statements or risk factors to reflect future events or circumstances.

S-iii

SUMMARY

This summary may not contain all of the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus, the information incorporated by reference in each, and any related free writing prospectus before making an investment decision. You should pay special attention to the “Risk Factors” section beginning on page S-3 of this prospectus supplement, as well as any “Risk Factor” included in any document incorporated by reference herein, to determine whether an investment in our common stock is appropriate for you.

General

Gartner, Inc. is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From Chief Information Officers, (“CIOs”) and senior information technology (“IT”) leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner to approximately 60,000 clients in 11,601 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with clients to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A. We have approximately 4,500 associates, including over 1,249 research analysts and consultants, and we have clients in over 85 countries.

The foundation for all Gartner products and services is our independent research on IT issues. The findings from this research are delivered through our three customer segments — Research, Consulting and Events:

•	Research provides insight for CIOs, IT professionals, technology companies and the investment community through reports and briefings, access to our analysts, as well as peer networking services and membership programs designed specifically for CIOs and other senior executives.

•	Consulting consists primarily of consulting, measurement engagements and strategic advisory services (paid one-day analyst engagements) (“SAS”), which provide assessments of cost, performance, efficiency and quality focused on the IT industry.

•	Events consist of various symposia, conferences and exhibitions focused on the IT industry.

Since its founding in 1979, Gartner has established a leading brand in the IT research marketplace.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 56 Top Gallant Road, Stamford, Connecticut 06902. Our general telephone number is (203) 316-1111. Our Internet address is www.gartner.com and the investor relations section of our website is located at investor.gartner.com. The information on our website is not part of this prospectus supplement. For further information about our business, we refer you to our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus supplement. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

Other Transaction

On February 14, 2011, we entered into an agreement with ValueAct Capital Master Fund, L.P. (“VAC”), the selling stockholder in this offering, to purchase 500,000 shares of common stock from VAC in a privately negotiated transaction. The purchase price to be paid per share in this transaction will be the initial price to public set forth on the cover of this prospectus supplement, less the underwriting discount. We will use cash on hand to purchase the shares. The sale of shares by VAC to us is conditioned on the closing of this offering and will close after the settlement date of this offering.

THE OFFERING

Common stock offered by the selling stockholder	8,000,000 shares of common stock

Over-allotment option	1,200,000 shares

Common stock outstanding before and after this offering(1)	95,993,389 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholder in this offering. The selling stockholder will receive all net proceeds from the sale of the shares of our common stock in this offering.

NYSE symbol	IT

(1)	Based on 95,993,389 shares of our common stock outstanding as of February 11, 2011. The number of shares of common stock outstanding:

•	excludes 15,446,851 shares of common stock reserved for issuance under our equity incentive plans, under which 8,086,960 shares of common stock are subject to outstanding awards as of February 11, 2011; and

•	does not give effect to the repurchase by us of 500,000 shares of common stock from VAC as discussed under “Summary — Other Transaction”.

Risk Factors

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 to read about factors you should consider before buying our common stock.

Selling Stockholder

VAC, the selling stockholder, is affiliated with our director Jeffrey W. Ubben.

RISK FACTORS

We operate in a very competitive and rapidly changing environment that involves numerous risks and uncertainties some of which are beyond our control. In addition, we and our clients are affected by global economic conditions. You should carefully consider the following risk factors and those set forth in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement. See “Available Information.” You should also carefully consider all of the other information in this prospectus supplement or incorporated by reference herein. Any of the risks described below could have a material adverse impact on our business, prospects, results of operations and financial condition and could therefore have a negative effect on the trading price of our common stock. Additionally risks not currently known to us or that we now deem immaterial may also harm us and negatively affect your investment.

Risks related to our business

Our operating results could be negatively impacted by general economic conditions.  Our business is impacted by general economic conditions, both domestic and abroad. The severe tightening of the credit markets, significant bankruptcies and other disruptions in the financial markets, and the global economic recession that began in 2008 contributed to significant slowdowns and uncertainty in global trade and economic activity. Although global credit and general economic conditions have improved, continuing difficulties in the financial markets and uncertainty regarding the sustainability of the global economic recovery could negatively and materially affect demand for our products and services. Such difficulties could include the ability to maintain client retention, wallet retention and consulting utilization rates, achieve contract value and consulting backlog growth, attract attendees and exhibitors to our events or obtain new clients. Such developments could negatively impact our financial condition, results of operations, and cash flows.

We face significant competition and our failure to compete successfully could materially adversely affect our results of operations and financial condition.  We face direct competition from a significant number of independent providers of information products and services, including information available on the Internet free of charge. We also compete indirectly against consulting firms and other information providers, including electronic and print media companies, some of which may have greater financial, information gathering and marketing resources than we do. These indirect competitors could also choose to compete directly with us in the future. In addition, limited barriers to entry exist in the markets in which we do business. As a result, additional new competitors may emerge and existing competitors may start to provide additional or complementary services. Additionally, technological advances may provide increased competition from a variety of sources.

There can be no assurance that we will be able to successfully compete against current and future competitors and our failure to do so could result in loss of market share, diminished value in our products and services, reduced pricing and increased marketing expenditures. Furthermore, we may not be successful if we cannot compete effectively on quality of research and analysis, timely delivery of information, customer service, and the ability to offer products to meet changing market needs for information and analysis, or price.

We may not be able to maintain our existing products and services.  We operate in a rapidly evolving market, and our success depends upon our ability to deliver high quality and timely research and analysis to our clients. Any failure to continue to provide credible and reliable information that is useful to our clients could have a material adverse effect on future business and operating results. Further, if our predictions prove to be wrong or are not substantiated by appropriate research, our reputation may suffer and demand for our products and services may decline. In addition, we must continue to improve our methods for delivering our products and services in a cost-effective manner. Failure to increase and improve our electronic delivery capabilities could adversely affect our future business and operating results.

We may not be able to enhance and develop our existing products and services, or introduce the new products and services that are needed to remain competitive.  The market for our products and services is characterized by rapidly changing needs for information and analysis on the IT industry as a whole. The development of new products is a complex and time-consuming process. Nonetheless, to maintain our competitive position, we must continue to enhance and improve our products and services, develop or acquire new products and services, deliver all products and services in a timely manner, and appropriately position and price new products and services relative to the marketplace and our costs of producing them. Any failure to achieve successful client acceptance of new products and services could have a material adverse effect on our business, results of operations and financial position. Additionally, significant delays in new product or services releases or significant problems in creating new products or services could adversely affect our business, results of operations and financial position.

We depend on renewals of subscription-based services and sales of new subscription-based services for a significant portion of our revenue, and our failure to renew at historical rates or generate new sales of such services could lead to a decrease in our revenues.  A large portion of our success depends on our ability to generate renewals of our subscription-based research products and services and new sales of such products and services, both to new clients and existing clients. These products and services constituted 67% and 66% of our revenues for 2010 and 2009, respectively. Generating new sales of our subscription-based products and services, both to new and existing clients, is often a time consuming process. If we are unable to generate new sales, due to competition or other factors, our revenues will be adversely affected.

Our research subscription agreements have terms that generally range from twelve to thirty months. Our ability to maintain contract renewals is subject to numerous factors, including the following:

•	delivering high-quality and timely analysis and advice to our clients;

•	understanding and anticipating market trends and the changing needs of our clients; and

•	delivering products and services of the quality and timeliness necessary to withstand competition.

Additionally, as we continue to adjust our products and service offerings to meet our clients’ continuing needs, we may shift the type and pricing of our products which may impact client renewal rates. While our research client retention rate was 83% at December 31, 2010 and 78% at December 31, 2009, there can be no guarantee that we will continue to maintain this rate of client renewals.

We depend on non-recurring consulting engagements and our failure to secure new engagements could lead to a decrease in our revenues.  Consulting segment revenues constituted 23% of our total revenues for 2010 and 25% for 2009. These consulting engagements typically are project-based and non-recurring. Our ability to replace consulting engagements is subject to numerous factors, including the following:

•	delivering consistent, high-quality consulting services to our clients;

•	tailoring our consulting services to the changing needs of our clients; and

•	our ability to match the skills and competencies of our consulting staff to the skills required for the fulfillment of existing or potential consulting engagements.

Any material decline in our ability to replace consulting arrangements could have an adverse impact on our revenues and our financial condition.

The profitability and success of our conferences, symposia and events could be adversely affected by external factors beyond our control.  The market for desirable dates and locations for conferences, symposia and events is highly competitive. If we cannot secure desirable dates and locations for our conferences, symposia and events their profitability could suffer, and our financial condition and results of operations may be adversely affected. In addition, because our events are scheduled in advance and held at specific locations, the success of these events can be affected by circumstances outside of our control, such as labor strikes, transportation shutdowns and travel restrictions, economic slowdowns, terrorist attacks, weather, natural disasters and other world events impacting the global economy, the occurrence of any of which could negatively impact the success of the event and as the global economy recovers, our ability to procure space for our events and keep associated costs down could become more challenging.

Our sales to governments are subject to appropriations and may be terminated.  We derive significant revenues from contracts with the U.S. government and its respective agencies, numerous state and local governments and their respective agencies, and foreign governments and their agencies. At December 31, 2010 and 2009, approximately $210.0 million and $182.0 million, respectively, of our Research contract value and Consulting backlog was attributable to governments. We believe substantially all of the amount attributable to governments at December 31, 2010 will be filled in 2011. Our U.S. government contracts are subject to the approval of appropriations by the U.S. Congress to fund the agencies contracting for our services, and our contracts at the state and local levels are subject to various government authorizations and funding approvals and mechanisms. In general, most if not all of these contracts may be terminated at any time without cause (“termination for convenience”). Additionally, many state governments, their agencies, and municipalities across the United States are under severe financial strain and are considering significant budget cuts. Should appropriations for the governments and agencies that contract with us be curtailed, or should government contracts be terminated for convenience, we may experience a significant loss of segment and consolidated revenues.

We may not be able to attract and retain qualified personnel which could jeopardize the quality of our products and services.  Our success depends heavily upon the quality of our senior management, research analysts, consultants, sales and other key personnel. We face competition for the limited pool of these qualified professionals from, among others, technology companies, market research firms, consulting firms, financial services companies and electronic and print media companies, some of which have a greater ability to attract and compensate these professionals. Some of the personnel that we attempt to hire are subject to non-compete agreements that could impede our short-term recruitment efforts. Any failure to retain key personnel or hire and train additional qualified personnel as required to support the evolving needs of clients or growth in our business, could adversely affect the quality of our products and services, as well as future business and operating results.

We may not be able to maintain the equity in our brand name.  We believe that our “Gartner” brand, including our independence, is critical to our efforts to attract and retain clients and that the importance of brand recognition will increase as competition increases. We may expand our marketing activities to promote and strengthen the Gartner brand and may need to increase our marketing budget, hire additional marketing and public relations personnel, expend additional sums to protect the brand and otherwise increase expenditures to create and maintain client brand loyalty. If we fail to effectively promote and maintain the Gartner brand, or incur excessive expenses in doing so, our future business and operating results could be adversely impacted.

Our international operations expose us to a variety of operational risks which could negatively impact our future revenue and growth.  We have clients in 85 countries and 44% and 45% of our revenues for 2010 and 2009, respectively, were derived from sales outside of the U.S.

Our operating results are subject to the risks inherent in international business activities, including general political and economic conditions in each country, changes in market demand as a result of tariffs and other trade barriers, challenges in staffing and managing foreign operations, changes in regulatory requirements, compliance with numerous foreign laws and regulations, differences between U.S. and foreign tax rates and laws, and the difficulty of enforcing client agreements, collecting accounts receivable and protecting intellectual property rights in international jurisdictions. Furthermore, we rely on local distributors or sales agents in some international locations. If any of these arrangements are terminated by our agent or us, we may not be able to replace the arrangement on beneficial terms or on a timely basis, or clients of the local distributor or sales agent may not want to continue to do business with us or our new agent.

Our international operations expose us to volatility in foreign currency exchange rates.  Revenues earned outside the U.S. are typically transacted in local currencies, which may fluctuate significantly against the dollar. While we may use forward exchange contracts to a limited extent to seek to mitigate foreign currency risk, our revenues and results of operations could be adversely affected by unfavorable foreign currency fluctuations.

Catastrophic events or geo-political conditions may disrupt our business.  A disruption or failure of our systems or operations or our ability to deliver our Research content over the internet in the event of a major weather event, cyber-attack, terrorist attack or other catastrophic event could cause delays in completing sales, providing services, or performing other mission-critical functions. Our corporate headquarters is located approximately 30 miles from New York City, and we have an operations center located in Ft. Myers, Florida, in a hurricane-prone area. We also operate in numerous international locations. A catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could harm our ability to conduct normal business operations and negatively impact our operating results. Abrupt political change, terrorist activity, and armed conflict pose a risk of general economic disruption in affected countries, which may increase our operating costs. Additionally, these conditions also may add uncertainty to the timing and budget decisions of our clients.

We may experience outages and disruptions of our online services if we fail to maintain an adequate operations infrastructure.  Our increasing user traffic and complexity of our products and services demand more computing power. We have spent and expect to continue to spend substantial amounts to maintain data centers and equipment and to upgrade our technology and network infrastructure to handle increased traffic on our websites. However, any inefficiencies or operational failures could diminish the quality of our products, services, and user experience, resulting in damage to our reputation and loss of current and potential users, subscribers, and advertisers, harming our operating results and financial condition.

Our outstanding debt obligations could impact our financial condition or future operating results.  In December 2010 we refinanced our debt by entering into a new credit agreement that provides for a five-year, $200.0 million term loan and a $400.0 million revolving credit facility (the “2010 Credit Agreement”). The 2010 Credit Agreement contains an expansion feature by which the term loan and revolving facility may be increased, at our option and under certain conditions, by up to an additional $150.0 million in the aggregate which may or may not be available to us depending upon prevailing credit market conditions.

The affirmative, negative and financial covenants of the 2010 Credit Agreement could limit our future financial flexibility. Additionally, a failure to comply with these covenants could result in acceleration of all amounts outstanding under the Credit Agreement, which would materially impact our financial condition unless accommodations could be negotiated with our lenders. No assurance can be given that we would be successful in doing so in this current financial climate, or that any accommodations that we were able to negotiate would be on terms as favorable as those presently contained in the Credit Agreement.

The associated debt service costs of the borrowing arrangement under our 2010 Credit Agreement could impair our future operating results. The outstanding debt may limit the amount of cash or additional credit available to us, which could restrain our ability to expand or enhance products and services, respond to competitive pressures or pursue future business opportunities requiring substantial investments of additional capital.

We may require additional cash resources which may not be available on favorable terms or at all.  We believe that our existing cash balances, projected cash flow from operations, and the borrowing capacity we have under our revolving credit facility will be sufficient for our expected short-term and foreseeable long-term operating needs.

However, we may require additional cash resources due to changed business conditions, implementation of our strategy and stock repurchase program, to repay indebtedness or to pursue future business opportunities requiring substantial investments of additional capital. If our existing financial resources are insufficient to satisfy our requirements, we may seek additional borrowings. Prevailing credit market conditions may negatively affect debt availability and cost, and, as a result, financing may not be available in amounts or on terms acceptable to us, if at all. In addition, the incurrence of additional indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would further restrict our operations.

If we are unable to enforce and protect our intellectual property rights our competitive position may be harmed.  We rely on a combination of copyright, trademark, trade secret, confidentiality, non-compete and other contractual provisions to protect our intellectual property rights. Despite our efforts to protect our intellectual property rights, unauthorized third parties may obtain and use technology or other information that we regard as proprietary. Our intellectual property rights may not survive a legal challenge to their validity or provide significant protection for us. The laws of certain countries, particularly in emerging markets, do not protect our proprietary rights to the same extent as the laws of the United States. Accordingly, we may not be able to protect our intellectual property against unauthorized third-party copying or use, which could adversely affect our competitive position. Our employees are subject to non-compete agreements. When the non-competition period expires, former employees may compete against us. If a former employee chooses to compete against us prior to the expiration of the non-competition period, we seek to enforce these non-compete provisions but there is no assurance that we will be successful in our efforts. Additionally, there can be no assurance that another party will not assert that we have infringed its intellectual property rights.

We have grown, and may continue to grow, through acquisitions and strategic investments, which could involve substantial risks.  We have made and may continue to make acquisitions of, or significant investments in, businesses that offer complementary products and services. The risks involved in each acquisition or investment include the possibility of paying more than the value we derive from the acquisition, dilution of the interests of our current stockholders or decreased working capital, increased indebtedness, the assumption of undisclosed liabilities and unknown and unforeseen risks, the ability to retain key personnel of the acquired company, the inability to integrate the business of the acquired company, the time to train the sales force to market and sell the products of the acquired business, the potential disruption of our ongoing business and the distraction of management from our business. The realization of any of these risks could adversely affect our business. Additionally, we face competition in identifying acquisition targets and consummating acquisitions.

We face risks related to litigation.  We are, and may in the future be, subject to a variety of legal actions, such as employment, breach of contract, intellectual property-related, and business torts, including claims of unfair trade practices and misappropriation of trade secrets. Given the nature of our business, we are also subject to defamation (including libel and slander), negligence, or other claims relating to the information we publish. Regardless of the merits, responding to any such claim could be time consuming, result in costly litigation and require us to enter into settlements, royalty and licensing agreements which may not be offered or available on reasonable terms. If a successful claim is made against us and we fail to settle the claim on reasonable terms, our business, results of operations or financial position could be materially adversely affected.

We face risks related to taxation.  We operate in numerous domestic and foreign taxing jurisdictions and our level of operations and profitability in each jurisdiction may have an impact upon the amount of income taxes that we recognize in any given year. In addition, our tax filings for various tax years are subject to audit by the tax authorities in jurisdictions where we conduct business, and in the ordinary course of business, we may be under audit by one or more tax authorities from time to time.

These audits may result in assessments of additional taxes, and resolution of these matters involves uncertainties and there are no assurances that the ultimate resolution will not exceed the amounts we have recorded. Additionally, the results of an audit could have a material effect on our financial position, results of operations, or cash flows in the period or periods for which that determination is made.

Risks related to our Common Stock

Our operating results may fluctuate from period to period and may not meet the expectations of securities analysts or investors or guidance we have given, which may cause the price of our Common Stock to decline.  Our quarterly and annual operating results may fluctuate in the future as a result of many factors, including the timing of the execution of research contracts, the extent of completion of consulting engagements, the timing of symposia and other events, the amount of new business generated, the mix of domestic and international business, currency fluctuations, changes in market demand for our products and services, the timing of the development, introduction and marketing of new products and services, and competition in the industry. An inability to generate sufficient earnings and cash flow, and achieve our forecasts, may impact our operating and other activities. The potential fluctuations in our operating results could cause period-to-period comparisons of operating results not to be meaningful and may provide an unreliable indication of future operating results. Furthermore, our operating results may not meet the expectations of securities analysts or investors in the future or guidance we have given. If this occurs, the price of our stock would likely decline.

Our stock price may be impacted by factors outside of our control and you may not be able to resell shares of our Common Stock at or above the price you paid.  The trading prices of our Common Stock could be subject to significant fluctuations in response to, among other factors, developments in the industries in which we do business, general economic conditions, general market conditions, changes in the nature and composition of our stockholder base, changes in securities analysts’ recommendations regarding our securities and our performance relative to securities analysts’ expectations for any quarterly period. These factors may adversely affect the market price of our Common Stock.

Future sales of our Common Stock in the public market could lower our stock price.  Sales of a substantial number of shares of Common Stock in the public market by our current stockholders, or the threat that substantial sales may occur, could cause the market price of our Common Stock to decrease significantly or make it difficult for us to raise additional capital by selling stock. Furthermore, we have various equity incentive plans that provide for awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards which have the effect of adding shares of Common Stock into the public market.

As of December 31, 2010, the aggregate number of shares of our Common Stock issuable pursuant to outstanding grants and awards under these plans was approximately 9.0 million shares (approximately 3.5 million of which have vested). In addition, approximately 7.0 million shares may be issued in connection with future awards under our equity incentive plans. Shares of Common Stock issued under these plans are freely transferable without further registration under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares held by affiliates (as that term is defined in Rule 144 under the Securities Act). We cannot predict the size of future issuances of our Common Stock or the effect, if any, that future issuances and sales of shares of our Common Stock will have on the market price of our Common Stock.

Interests of certain of our significant stockholders may conflict with yours.  After giving effect to this offering and the repurchase by us from VAC after completion of this offering, VAC will own approximately 8.7% of our Common Stock. To our knowledge, as of the date of this report and based upon SEC filings, six other institutional investors each presently hold over 5% of our Common Stock. Additionally, Mr. Jeffrey Ubben, CEO and Chief Investment Officer of ValueAct Capital presently holds one seat on our Board of Directors.

While no stockholder or institutional investor individually holds a majority of our outstanding shares, these significant stockholders may be able, either individually or acting together, to exercise significant influence over matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, adoption or amendment of equity plans and approval of significant transactions such as mergers, acquisitions, consolidations and sales or purchases of assets. In addition, in the event of a proposed acquisition of us by a third party, this concentration of ownership may delay or prevent a change of control in us. Accordingly, the interests of these stockholders may not always coincide with our interests or the interests of other stockholders, or otherwise be in the best interests of us or all of our stockholders.

Our anti-takeover protections may discourage or prevent a change of control, even if a change in control would be beneficial to our stockholders.  Provisions of our restated certificate of incorporation and bylaws and Delaware law may make it difficult for any party to acquire control of us in a transaction not approved by our Board of Directors. These provisions include:

•	the ability of our Board of Directors to issue and determine the terms of preferred stock;

•	advance notice requirements for inclusion of stockholder proposals at stockholder meetings; and

•	the anti-takeover provisions of Delaware law.

These provisions could discourage or prevent a change of control or change in management that might provide stockholders with a premium to the market price of their Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. The selling stockholder will receive all net proceeds from the sale of shares of our common stock in this offering.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed for trading on the New York Stock Exchange under the symbol “IT”. The following table sets forth the quarterly high and low prices of our common stock on the New York Stock Exchange for the periods indicated:

	High	Low

Year Ending December 31, 2011
First Quarter (through February 17, 2011)	$38.85	$33.11
Year Ended December 31, 2010
First Quarter	$24.75	$18.07
Second Quarter	$26.58	$21.73
Third Quarter	$29.99	$22.72
Fourth Quarter	$34.00	$29.54
Year Ended December 31, 2009
First Quarter	$18.55	$8.33
Second Quarter	$16.54	$10.55
Third Quarter	$18.50	$14.14
Fourth Quarter	$20.27	$16.85

On February 17, 2011, the closing sale price of our common stock as reported on the New York Stock Exchange was $36.00 per share. The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in each, and any related free writing prospectus. See “Available Information”.

DIVIDEND POLICY

We currently do not pay cash dividends on our capital stock, and have not done so in the past three years. While subject to periodic review, the current policy of our Board of Directors is to retain all earnings primarily to provide funds for continued growth. Our Credit Agreement, dated as of December 22, 2010, contains a negative covenant which may limit our ability to pay dividends.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares and percentage of our common stock beneficially owned by the selling stockholder as of February 16, 2011, the number of shares of common stock being sold in this offering and the number of shares to be beneficially owned by the selling stockholder after the completion of this offering, in each case assuming the underwriters do not exercise its over-allotment option.

Shares Beneficially
Owned Prior to
	Offering(1)			Number of	Shares Beneficially Owned After This Offering(1)(2)
		Percent of		Shares		Percent of
Name of Beneficial Owner	Number	Class(3)		Offered	Number	Class(3)
ValueAct Capital Master Fund, L.P. and affiliates(4)	16,827,777	17.5%	(5)	8,000,000	8,827,777	9.2%	(5)
435 Pacific Avenue 4th Floor San Francisco, CA 94135

(1)	“Beneficial ownership” is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Securities Exchange Act of 1934, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. As of any particular date, a person or group of persons is deemed to have “beneficial ownership” of any shares underlying convertible securities or subject to options or warrants held by such person or group if the holder has the right to convert such convertible securities into common stock or the options or warrants are currently exercisable as of such date or within 60 days of such date.

(2)	Shares beneficially owned after this offering does not give effect to the sale by VAC of 500,000 shares to us following this offering as discussed under “Summary — Other Transaction”. Giving effect to this offering and that sale, VAC will beneficially own 8,327,777 shares of our common stock, representing 8.7% of our common stock.

(3)	As required by SEC rules, the percentages are calculated assuming that all convertible securities beneficially held by the selling stockholder are converted into common stock to the extent possible and that no other convertible securities are converted into common stock. Securities convertible into common stock include stock based awards granted under Gartner stock incentive plans (such as options and restricted stock units). Includes 16,790,013 shares of common stock held by VAC, 15,764 common stock equivalents held by Jeffrey W. Ubben and 22,000 stock options held by Jeffrey W. Ubben.

(4)	The reported stock is owned directly by ValueAct Capital Master Fund, L.P. and may be deemed to be beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Under an agreement with VAC, Jeffrey W. Ubben is deemed to hold Common Stock Equivalents for the benefit of VAC and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Under an agreement with VAC, Jeffrey W. Ubben is deemed to hold stock options for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Each of the reporting persons listed herein disclaims beneficial ownership of the reported stock except to the extent of its pecuniary interest therein.

(5)	Percent of class is based on 95,993,389 shares of common stock outstanding as of February 11, 2011.

DESCRIPTION OF CAPITAL STOCK

The Company’s authorized capital stock consists of 250,000,000 shares of common stock, $0.0005 par value, 95,993,389 shares of which were outstanding as of February 11, 2011, and 5,000,000 shares of preferred stock, $0.01 par value, none of which were outstanding as of February 11, 2011. As of February 11, 2011 we had 2,350 holders of record.

Common Stock

The holders of common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Subject to preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for dividend payments. In the event we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our Board of Directors is authorized, absent any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of the series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law And Our Charter and Bylaw Provisions

Provisions of Delaware law and our Restated Certificate of Incorporation and Bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors.

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•	on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

Our Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. In addition, our Restated Certificate of Incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. These provisions may have the effect of deterring hostile takeovers or delaying changes in our management.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated February 17, 2011, the selling stockholder has agreed to sell to the underwriters named below the following respective numbers of shares of our common stock:

Underwriter	Number of Shares

Credit Suisse (USA) Securities LLC	4,800,000
Goldman, Sachs & Co.	3,200,000

Total	8,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The selling stockholder has granted to the underwriters a 30-day option to purchase up to 1,200,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.6390 per share. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share		Total
	Without	With	Without	With
	Over-Allotment	Over-Allotment	Over-Allotment	Over-Allotment

Underwriting discounts and commissions paid by selling stockholder	$1.0650	$1.0650	$8,520,000	$9,798,000

We estimate that our total expenses for the offering, will be approximately $350,000. The selling stockholder has agreed to reimburse us for expenses we incur in this offering.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 30 days after the date of this prospectus supplement, except for certain limited exceptions such as issuances pursuant to the exercise or conversion of employee stock awards outstanding on the date hereof.

The selling stockholder has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 180 days after the date of this prospectus supplement, subject to limited exceptions.

We and the selling stockholder have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement and prospectus in electronic format may be made available on the websites maintained by the underwriters, or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each of the underwriters has represented and agreed that it has not made and will not make an offer to the public of shares which are the subject of the offering (the “Shares”) in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved by the competent authority in another Relevant Member State and published and passported in accordance with the Prospectus Directive as implemented in that Relevant Member State, except that it may, make an offer to the public in that Relevant Member State of any Shares at any time following exemptions under the Prospectus Directive if they have been implemented in that Relevant Member State:

1.	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

2.	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

3.	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

4.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any shares to the public other than their offer of resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. We, and the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriters of such fact in writing may, with the consent of the underwriters, be permitted to purchase shares in the offering.

United Kingdom

Each of the underwriters represents and agrees that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of FSMA does not apply; and

(ii)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

By purchasing the common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling stockholder and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus and Registration Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements and Exemptions,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•	the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the common stock to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or on (416) 593-3684.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling stockholder in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholder. In no case will the amount recoverable in any action exceed the price at which the common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholder will have no liability. In the case of an action for damages, we and the selling stockholder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Washington, DC. Skadden, Arps, Slate, Meagher & Flom LLP, New York, NY is representing the underwriters in this offering. Certain legal matters will be passed upon for the selling stockholder by Dechert LLP, United States counsel, and by Harney Westwood & Riegels, British Virgin Islands counsel.

EXPERTS

The consolidated financial statements of Gartner, Inc. and subsidiaries, as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

This prospectus relates to the sale of shares of common stock of Gartner, Inc. by the selling stockholder identified in this prospectus. We are not selling any securities under this prospectus or any supplement to this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. This prospectus provides you with a general description of the shares that may be offered under this prospectus. Each time the selling stockholder decides to sell shares of common stock under this prospectus, to the extent required, we will provide you with a prospectus supplement that will contain specific information about the price and terms of that offering. The prospectus supplement may add to, change or update information contained in this prospectus.

The selling stockholder may offer and sell shares of common stock described in this prospectus or any supplement in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell their shares of common stock in the section entitled “Plan of Distribution” on page 4 and in any supplement to this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “IT”. The last reported sale price of our common stock on February 14, 2011 was $38.53 per share.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 15, 2011.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Pursuant to this shelf process, the selling stockholder named under the heading “Selling Stockholder” may sell the securities described in this prospectus from time to time in one or more offerings. Each time the selling stockholder sells securities under this prospectus, to the extent required, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus, any prospectus supplement and the documents incorporated by reference herein include important information about us, the common stock being offered and other information you should know before investing. You should read both this prospectus and any prospectus supplement together with the additional information about us described in the section below entitled “Available Information.”

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-888-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to the public from our website at www.gartner.com. However, the information on our website does not constitute a part of this prospectus, nor is it incorporated by reference herein.

In this document, we “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, including portions of our Proxy Statement on Schedule 14A filed with the SEC on April 20, 2010, to the extent incorporated by reference into the most recent Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K dated as of January 5, 2010 (Item 1.01 only); February 9, 2010 (Items 5.02 and 8.01 only); February 16, 2010; April 20, 2010; May 5, 2010 (Items 5.03 and 8.01 only); June 8, 2010; August 9, 2010 (Item 8.01 only) and December 29, 2010; and

•	the descriptions of our common stock contained in our Registration Statement on Form 8-A dated July 6, 2005 and Form 8-A/A dated November 30, 2006.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or other exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K) after the date of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Gartner hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, including any exhibits that are specifically incorporated by reference in such documents. Requests for such copies should be directed to our Investor Relations department, at the following address:

Gartner, Inc.
56 Top Gallant Road
Stamford, CT 06902
(203) 316-1111

ii

FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will” and similar terms and phrases, including references to assumptions. Such statements are based on current expectations, are inherently uncertain and are subject to changing assumptions.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate acquisitions in the future; our ability to pay our debt obligations; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and the other factors described under “Risk Factors”. Additional information regarding these factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. In addition to other factors that affect our operating results and financial position, neither past financial performance nor our expectations should be considered reliable indicators of future performance. Investors should not use historical trends to anticipate results or trends in future periods. Further, our stock price is subject to volatility. Any of the factors discussed above could have an adverse impact on our stock price. In addition, failure of sales or income in any quarter to meet the investment community’s expectations, as well as broader market trends, could have an adverse impact on our stock price. We do not undertake an obligation to update such forward-looking statements or risk factors to reflect future events or circumstances.

iii

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, any prospectus supplement and the information incorporated by reference before making an investment decision. You should pay special attention to any “Risk Factor” included in any document incorporated by reference herein, to determine whether an investment in our common stock is appropriate for you.

General

Gartner, Inc. is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From Chief Information Officers (“CIOs”) and senior information technology (“IT”) leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner to approximately 60,000 clients in 11,601 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with clients to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A. We have approximately 4,500 associates, including over 1,249 research analysts and consultants, and we have clients in over 85 countries.

The foundation for all Gartner products and services is our independent research on IT issues. The findings from this research are delivered through our three customer segments — Research, Consulting and Events:

•	Research provides insight for CIOs, IT professionals, technology companies and the investment community through reports and briefings, access to our analysts, as well as peer networking services and membership programs designed specifically for CIOs and other senior executives.

•	Consulting consists primarily of consulting, measurement engagements and strategic advisory services (paid one-day analyst engagements) (“SAS”), which provide assessments of cost, performance, efficiency and quality focused on the IT industry.

•	Events consist of various symposia, conferences and exhibitions focused on the IT industry.

Since its founding in 1979, Gartner has established a leading brand in the IT research marketplace.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 56 Top Gallant Road, Stamford, Connecticut 06902. Our general telephone number is (203) 316-1111. Our Internet address is www.gartner.com and the investor relations section of our website is located at investor.gartner.com. The information on our website is not part of this prospectus supplement. For further information about our business, we refer you to our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, which are incorporated by reference into this prospectus supplement. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares and percentage of our common stock beneficially owned by the selling stockholder as of February 11, 2011. Information regarding the beneficial ownership of our common stock by the selling stockholder as of the date of the applicable prospectus supplement, the number of shares being offered by the selling stockholder and the number of shares beneficially owned by the selling stockholder after the applicable offering will be included in the applicable prospectus supplement.

	Shares Beneficially
	Owned (1)
		Percent of
Name of Beneficial Owner	Number	Class(2)

ValueAct Capital Master Fund, L.P. and affiliates(3)	16,827,777	17.5	%(4)
435 Pacific Avenue 4th Floor San Francisco, CA 94135

(1)	“Beneficial ownership” is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Securities Exchange Act of 1934, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. As of any particular date, a person or group of persons is deemed to have “beneficial ownership” of any shares underlying convertible securities or subject to options or warrants held by such person or group if the holder has the right to convert such convertible securities into common stock or the options or warrants are currently exercisable as of such date or within 60 days of such date.

(2)	As required by SEC rules, the percentages are calculated assuming that all convertible securities beneficially held by the selling stockholder are converted into common stock to the extent possible and that no other convertible securities are converted into common stock. Securities convertible into common stock include stock based awards granted under Gartner stock incentive plans (such as options and restricted stock units). Includes 16,790,013 shares of common stock held by VAC, 15,764 common stock equivalents held by Jeffrey W. Ubben and 22,000 stock options held by Jeffrey W. Ubben.

(3)	The reported stock is owned directly by ValueAct Capital Master Fund, L.P. and may be deemed to be beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Under an agreement with VAC, Jeffrey W. Ubben is deemed to hold Common Stock Equivalents for the benefit of VAC and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Under an agreement with VAC, Jeffrey W. Ubben is deemed to hold stock options for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Each of the reporting persons listed herein disclaims beneficial ownership of the reported stock except to the extent of its pecuniary interest therein.

(4)	Percent of class is based on 95,993,389 shares of common stock outstanding as of February 11, 2011.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. The selling stockholder will receive all net proceeds from the sale of shares of our common stock in this offering.

DESCRIPTION OF CAPITAL STOCK

The Company’s authorized capital stock consists of 250,000,000 shares of common stock, $0.0005 par value, 95,993,389 shares of which were outstanding as of February 11, 2011, and 5,000,000 shares of preferred stock, $0.01 par value, none of which were outstanding as of February 11, 2011. As of February 11, 2011 we had 2,350 holders of record.

Common Stock

The holders of common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Subject to preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for dividend payments. In the event we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our Board of Directors is authorized, absent any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of the series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law And Our Charter and Bylaw Provisions

Provisions of Delaware law and our Restated Certificate of Incorporation and Bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors.

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•	on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

Our Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. In addition, our Restated Certificate of Incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. These provisions may have the effect of deterring hostile takeovers or delaying changes in our management.

PLAN OF DISTRIBUTION

The shares of common stock listed in the table appearing in the “Selling Stockholder” section of this prospectus are being registered to permit public secondary trading of these shares by the holder of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

The selling stockholder may, from time to time, sell any or all of the shares of common stock beneficially owned by it and offered hereby directly or through one or more underwriters, broker-dealers or agents, or a combination of any such methods of sale. If the common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the New York Stock Exchange, on the over-the-counter market or otherwise, or in a combination of such methods of sale, at a fixed price or prices that may be changed, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement may be filed with the SEC, or a report filed pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) and incorporated by reference into this prospectus (which Exchange Act report will be identified in a prospectus filed to the extent required by the Securities Act of 1933, as amended (“Securities Act”), to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. If required, such prospectus supplement or post-effective amendment will be distributed. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the New York Stock Exchange, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Such brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. The selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If all the shares are not sold at the public offering price, the applicable underwriters may change the offering price and the other selling terms. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We will identify any underwriters or agents and describe their compensation in a prospectus supplement. To the extent the selling stockholder may be deemed to be an underwriter, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Agents and underwriters may be entitled under agreements entered into with us and the selling stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, us and the selling stockholder in the ordinary course of business. The specific terms of any lock-up provisions in respect of any given offerings will be described in the applicable prospectus supplement.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholder may transfer the shares by other means not described in this prospectus.

Certain entities that may act as underwriters and their respective affiliates may have, from time to time, performed, and may perform in the future, various financial advisory and investment banking services for us, the selling stockholder and affiliates, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Washington, DC. If legal matters in connection with offerings made by this prospectus and any prospectus supplement are passed on by counsel for any underwriters or agents or the selling stockholder, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Gartner, Inc. and subsidiaries, as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.